As filed with the Securities and Exchange Commission on August 8, 2011.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peabody Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	13-4004153
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

701 Market Street
St. Louis, Missouri 63101
(314) 342-3400
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan
(Full Title of the Plan)

Alexander C. Schoch, Esq.
Executive Vice President Law, Chief Legal Officer and Secretary
Peabody Energy Corporation
701 Market Street
St. Louis, Missouri 63101
(314) 342-3400
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered(1)	registered(1)(2)	share(3)	price(3)(4)	registration fee(3)(4)
Common Stock, par value $0.01 per share and Preferred Share Purchase Rights(4)	14,000,000 shares	$48.24	$675,360,000	$78,409.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)	Covers 14,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Peabody Energy Corporation approved for issuance under the Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan.

(3)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices per share of Common Stock on the New York Stock Exchange on August 4, 2011.

(4)	Each share of Common Stock issued also represents one Preferred Share Purchase Right. Preferred Share Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”) by Peabody Energy Corporation (the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:
(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-16463);

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011 (File No. 001-16463);

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on February 16, 2011, March 17, 2011, May 9, 2011, July 14, 2011, August 1, 2011 and August 4, 2011 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) (File No. 001-16463);

(d)	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A (File No. 001-16463), filed on May 2, 2001, and any amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s preferred share purchase rights contained in the Company’s registration statement on Form 8-A (File No. 001-16463), filed on July 24, 2002, as amended by Forms 8-A/A filed on March 29, 2005 and February 22, 2006, and any amendment or report filed for the purpose of updating such description.
          All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
          Article Sixth of the Company’s third amended and restated certificate of incorporation (as amended) and Article IV of the Company’s amended and restated by-laws requires indemnification to the fullest extent permitted by Delaware law. The Company’s third amended and restated certificate of incorporation (as amended) requires indemnification and the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.
          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Sixth of the Company’s third amended and restated certificate of incorporation (as amended) includes such a provision.
          In connection with the Company’s existing indemnification procedures and policies and the rights provided for by its third amended and restated certificate of incorporation (as amended) and amended and restated by-laws, the Company has executed indemnification agreements with its directors and certain senior executive officers.
          Pursuant to those agreements, to the fullest extent permitted by the laws of the State of Delaware, the Company has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent, or while serving as the Company’s director or officer, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful.
          The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that the Company’s officers and directors, in such capacities, may incur.

Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          For a full list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item 8 by reference.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on August 8, 2011.

PEABODY ENERFY CORPORATION
By:	/s/ Gregory H. Boyce
	Name:	Gregory H. Boyce
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gregory H. Boyce, Richard A. Navarre, Michael C. Crews, Alexander C. Schoch and Kenneth L. Wagner, or any one of them, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on August 8, 2011.

Signature	Title

/s/ Gregory H. Boyce	Chairman of the Board & Chief Executive Officer
Gregory H. Boyce	(Principal Executive Officer)

/s/ Michael C. Crews	Executive Vice President and Chief Financial Officer
Michael C. Crews	(Principal Financial and Accounting Officer)

/s/ William A. Coley	Director
William A. Coley

/s/ William E. James	Director
William E. James

/s/ Robert B. Karn III	Director
Robert B. Karn III

/s/ M. Frances Keeth	Director
M. Frances Keeth

/s/ Henry E. Lentz	Director
Henry E. Lentz

/s/ Robert A. Malone	Director
Robert A. Malone

Signature	Title

/s/ William C. Rusnack	Director
William C. Rusnack

/s/ John F. Turner	Director
John F. Turner

/s/ Sandra A. Van Trease	Director
Sandra A. Van Trease

/s/ Alan H. Washkowitz	Director
Alan H. Washkowitz

EXHIBIT LIST

Exhibit
Number	Description of Document

4.1	Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q (File No. 001-16463) for the quarter ended June 30, 2008).

4.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 001-16463), filed September 16, 2008).

4.3	Rights Agreement, dated as of July 24, 2002, between the Company and EquiServe Trust Company, N.A., as Rights Agent (which includes the form of Certificate of Designations of Series A Junior Preferred Stock of the Company as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C) (Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A (File No. 001-16463), filed July 24, 2002).

4.4	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on July 24, 2002 (Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A (File No. 001-16463), filed July 24, 2002).

4.5	Certificate of Adjustment delivered by the Company to EquiServe Trust Company, N.A., as Rights Agent, on March 29, 2005 (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A/A (File No. 001-16463) filed on March 29, 2005).

4.6	Certificate of Adjustment delivered by the Company to American Stock Transfer & Trust Company, as Rights Agent, on February 22, 2006 (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Company’s Registration Statement on Form 8-A/A(File No. 001-16463) filed on February 22, 2006).

4.7	Specimen of stock certificate representing the Company’s common stock, $0.01 par value (incorporated by reference to Exhibit 4.13 of the Company’s Form S-1 Registration Statement No. 333-55412).

4.8	Peabody Energy Corporation 2011 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-16463), filed May 9, 2011).

5.1 *	Opinion of Simpson Thacher & Bartlett LLP.

23.1 *	Consent of Ernst & Young LLP.

23.2 *	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).

24.1 *	Power of Attorney (included in the signature pages to this Registration Statement).

*	Filed herewith.